EXHIBIT 10.25

Paul J. Fillinich Senior Manager	101 Crawfords Corner Road Room 3K-217 Holmdel, NJ 07733-3030 Telephone: 732-949-8662 Facsimile: 732-949-1729 EMAIL: pflllinich@luccnt.com

December 6,2005

Ronald Durando
President
MPhase Technologies, Inc.
587 Connecticut Avenue
Norwalk, CT 06854

Dear Mr. Durando:

Attached is the executed Amendment 4 to the Development Agreement relating to Broadcast Television Switch. The effective date for this Amendment is 9/15/2005. The Agreement was fully executed by Barbara Landmann, President of Lucent's Intellectual Property Business.

Should you have any questions, please feel free to contact me.

Sincerely,

Paul J. Fillinich
Senior Manager
Lucent Technologies

Attachment

Amendment 4

Re: DEVELOPMENT AGREEMENT between LUCENT TECHNOLOGIES INC. (Lucent) and mPHASE TECHNOLOGIES, INC. (mPhase) effective as of September 15, 2003 ("Agreement"), amended as of June 29, 2004 ("Amendment 1"), September 17, 2004 ("Amendment 2") and July 28, 2005 ("Amendment 3"), relating to Broadcast Television Switch

Whereas, Lucent and mPhase are parties to the Agreement, Amendment 1, Amendment 2 and Amendment 3; and

WHEREAS Lucent and mPhase wish to amend Amendment 2 in a manner different from the manner set forth in Amendment 3,;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Notwithstanding Section 1 of Amendment 3, Section 5 of Amendment 2 is amended to read as follows:

5. Lucent and mPhase agree that, during the period beginning on August 1,2004 and ending on December 30, 2005, Lucent shall perform the work described in Appendix A. In consideration for such work, mPhase shall pay Lucent * installments each in the amount of *, each installment payable * days after completion of the associated milestone date set forth in Appendix A. mPhase shall not be required to make any payment to Lucent for work in connection with a milestone unless and until completion of such milestone and acceptance, in writing, by an authorized officer of mPhase, in accordance with mutually agreed acceptance criteria. In the event that the parties cannot, after reasonable efforts, agree upon acceptance criteria or application of such criteria to a deliverable, then Lucent may suspend work related to subsequent milestones and the dispute resolution provisions of Section 5.11 shall apply.

2. Appendix A of Amendment 3 is replaced by Appendix A of this Amendment 4.

3. All of the other terms and conditions in the Agreement, Amendment 1. Amendment 2 and Amendment 3 shall remain the same, except that, as set forth above, Section 1 of Amendment 3 has now been superceded.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives on the respective dates entered below.

* Portions of this exhibit have been omitted pursuant to a request by the Company to the Securities and Exchange Commission for Confidential Treatment pursuant to Rule 406 of the Securities Act of 1933, as amended. Such omitted portions have been filed separately with the Commission.

Appendix A

Milestones, Deliverables, and Payment Details
TV+ SMS Development Program
March 1, 2005 - December 30, 2005

* This appendix has been omitted pursuant to a request by the Company to the Securities and Exchange Commission for Confidential Treatment pursuant to Rule 406 of the Securities Act of 1933, as amended. Such omitted portions have been filed separately with the Commission.